EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Jamie Falkowski
Tel : 415-278-7942
media_relations@gymboree.com

The Gymboree Corporation Announces Third Quarter 2007 Sales

San Francisco, Calif., November 8, 2007 - The Gymboree Corporation (NASDAQ: GYMB) reported net sales from retail operations for the thirteen-week period ended November 3, 2007, of $247.6 million, an increase of 18% compared to net sales from continuing retail operations of $210.0 million for the third fiscal quarter of the prior year. Comparable store sales for the third fiscal quarter increased 8% compared to a 16% increase in comparable store sales for the third quarter of 2006.

For the third fiscal quarter, the Company now expects earnings to be in the range of $0.88 to $0.90 per diluted share.

Management Presentations

For more information about October business, please listen to The Gymboree Corporation’s sales recording by calling the Company’s Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, November 8 at 7:55 a.m. ET through Wednesday, November 14 at 11:59 p.m. PT.

The live broadcast of the discussion of third quarter 2007 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Tuesday, November 20, 2007. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.” A replay of the call will be available two hours after the broadcast through midnight ET, Tuesday, November 27, 2007, at 800-642-1687, Passcode 8088424.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of November 3, 2007, the Company operated a total of 773 retail stores: 592 Gymboree® stores (562 in the United States and 30 in Canada), 80 Gymboree Outlet stores, 88 Janie and Jack® shops and 13 Crazy 8™ stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com, and www.crazy8.com. The Company also offers directed parent-child developmental play programs at 540 franchised and Company-operated centers in the United States and 29 other countries.

Forward-Looking Statements

The foregoing financial information for the third fiscal quarter ended November 3, 2007, is unaudited and subject to quarter-end and year-end adjustment. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended February 3, 2007. These forward-looking statements reflect The Gymboree Corporation’s expectations as of November 3, 2007. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Crazy 8 is a trademark of The Gymboree Corporation.

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